EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of SED International Holdings, Inc. on Form S-8 of our report dated September 26, 2000 appearing in the Annual Report on Form 10-K of SED International Holdings, Inc. for the year ended June 30, 2000, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

October 2, 2000